SUB-ITEM 77I


The MFS Emerging Growth Fund, a series of MFS Series Trust II, terminated Class 529A, 529B and 529C shares, as described in the Amendment to the Declaration of Trust dated March 30, 2007. Such amendment is filed herewith.